Exhibit 99.1

Contacts:	Joyce M. Schuldt, Executive VP & CFO
Pioneer Drilling Company
210-828-7689

FOR IMMEDIATE RELEASE	Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.comm
DRG&E / 713-529-6600
Pioneer Reports Second Quarter 2008 Financial Results
Second quarter revenues were up 48% to $152.5 million
and earnings per diluted share increased 46% to $0.38 over prior year
SAN ANTONIO, Texas, August 7, 2008 – Pioneer Drilling Company, Inc. (AMEX: PDC) today reported financial results for the three and six months ended June 30, 2008. As previously announced, the Company has transitioned to a December 31 fiscal year end; accordingly, the three months ended June 30 is reported as the second quarter of 2008.
     Net income for the second quarter was $19.1 million, or $0.38 per diluted share, compared with net income of $11.8 million, or $0.24 per diluted share, for the three months ended March 31, 2008 (“the prior quarter”), and net income of $13.1 million, or $0.26 per diluted share, for the three months ended June 30, 2007 (“the year-earlier quarter”). The second quarter of 2008 included three months of operating results from our Production Services Division, which was formed on March 1, 2008 as a result of the acquisitions of the production service businesses of the WEDGE Group and Competition Wireline, as well as contributions from our Colombian operations, which commenced in the third quarter of 2007.
     Revenues for the second quarter were $152.5 million, compared with $113.4 million for the prior quarter and $102.8 million for the year-earlier quarter. EBITDA(1) for the second quarter increased 47% to $53.4 million from the prior quarter and 50% from the year-earlier quarter. Additionally, the second quarter was impacted by a charge to selling, general and administrative expenses of approximately $1.0 million related to the Company’s investigation of internal control over financial reporting and a charge to interest expense of approximately $0.2 million related to bank fees and incremental interest for obtaining a debt covenant waiver.
     Net income for the six months ended June 30, 2008 was $31.0 million, or $0.61 per diluted share, compared with net income of $30.3 million, or $0.60 per diluted share, for the six months ended June 30, 2007. Revenues for the six months of 2008 were $266.0 million, compared with $206.1 million for the comparable period in 2007. EBITDA for the six months of 2008 increased 18% to $89.6 million from the comparable period in 2007 of $76.0 million.

     “Our Drilling Services and Production Services divisions both performed well in the second quarter,” said Wm. Stacy Locke, President and CEO. “Our drilling rig utilization and average margins per day for our Drilling Services division improved significantly from the prior quarter and our Production Services margins remained very solid. As a result of the strong demand in both divisions, we have approved the purchase of additional wireline units, fishing and rental equipment and in July, we secured a two-year term contract to build a land rig for the U.S. market. The rig, a 1500 horsepower SCR rig equipped with an automatic catwalk, iron roughneck and top-drive, is under construction and expected to be placed in service in December in the Rocky Mountain region.”
     The Drilling Services Division contributed $109.3 million of revenues for the second quarter, an increase of $9.2 million over the prior quarter and $6.5 million over the year-earlier quarter. Drilling Services revenues improved due to an increase in rig utilization to 90%, as compared to 84% in the first quarter, and a 14% increase in the Drilling Services margin(2) to $8,026 per day, up from $7,047 in the first quarter. Mr. Locke stated, “In June, dayrates reached their highest level so far this year and we anticipate continued improvement throughout the remainder of the year. In our international operations, we moved a fourth drilling rig into Colombia, which commenced drilling operations this week, and we are marketing another 1500 horsepower SCR rig that could be placed in service prior to year-end if we secure a drilling contract.”
     The Production Services Division contributed revenues of $43.3 million in the second quarter, compared to $13.4 million for the one-month period in the first quarter of 2008. Mr. Locke further stated, “The Production Services Division is performing better than expected and generated a margin(2) of 49% in the second quarter. We remain optimistic about the outlook for workover, wireline and fishing and rental services for the remainder of the year.”
Pioneer Conference Call
     Pioneer’s management team will hold a conference call today at 2:00 p.m. Eastern Daylight Time (1:00 p.m. Central Daylight Time), to discuss these results. To participate in the call, dial (303) 205-0066 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until August 14. To access the replay, dial (303) 590-3000 and enter the pass code 11118059#.
     The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer
     Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though it’s Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 69 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 66 workover rigs (61 — 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 51 wireline units, and fishing and rental tools.
Cautionary Statement Regarding Forward-Looking Statements, non-GAAP Financial Measures and Reconciliations
     Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE and Competition, in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed these factors in more detail in our transition report on Form 10-KT for the fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, in our annual report on Form 10-K or in our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.
     This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

(1)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA is included in the operating statistic table in this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings is included in the operating statistics table in this press release. Drilling Services margin and Production Services margin as presented my not be comparable to other similarly titled measures reported by other companies.
- Financial Statements Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Revenues	$152,547	$102,779	$113,397	$265,944	$206,126

Costs and Expenses:
Operating Costs	86,193	62,388	70,426	156,619	121,578
Depreciation	20,580	16,098	17,119	37,699	30,834
Selling, general and administrative	12,150	4,724	7,722	19,872	8,547
Bad debt expense (recovery)	(92)	—	135	43	—

Total operating costs	118,831	83,210	95,402	214,233	160,959

Operating income	33,716	19,569	17,995	51,711	45,167

Other income (expense):
Interest expense	(4,265)	(1)	(1,574)	(5,839)	(1)
Interest income	205	862	585	790	1,743
Other	(930)	20	1,092	162	28

Total other	(4,990)	881	103	(4,887)	1,770

Income before taxes	28,726	20,450	18,098	46,824	46,937

Income tax expense	(9,609)	(7,362)	(6,250)	(15,859)	(16,631)

Net earnings	$19,117	$13,088	$11,848	$30,965	$30,306

Earnings per share:
Basic	$0.38	$0.26	$0.24	$0.62	$0.61

Diluted	$0.38	$0.26	$0.24	$0.61	$0.60

Weighted average number of shares outstanding:
Basic	49,789	49,634	49,759	49,774	49,627
Diluted	50,483	50,212	50,291	50,369	50,167

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$18,069	$76,703
Receivables, net	78,838	47,370
Contract drilling in progress	14,398	7,861
Deferred income taxes	6,243	3,670
Inventory	3,159	1,180
Prepaid expenses and other	5,854	5,073

Total current assets	126,561	141,857

Net property and equipment	575,344	417,022
Deferred income taxes	638	573
Goodwill	172,228	—
Other long-term assets	42,294	760

Total assets	$917,065	$560,212

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$13,811	$—
Accounts payable	25,251	21,424
Income tax payable	3,640	—
Prepaid drilling contracts	1,789	1,933
Accrued expenses	35,291	18,693

Total current liabilities	79,782	42,050
Long-term debt	271,820	—
Other non-current liabilities	5,580	254
Deferred taxes	54,618	46,836

Total liabilities	411,800	89,140
Total shareholders’ equity	505,265	471,072

Total liabilities and shareholders’ equity	$917,065	$560,212

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2008	2007

Cash flows from operating activities:
Net earnings	$30,965	$30,306
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,699	30,834
Allowance for doubtful accounts	320	—
Loss (gain) on dispositions of property and equipment	(377)	1,434
Stock-based compensation expense	1,848	1,662
Deferred income taxes	2,919	8,157
Change in other assets	256	5
Change in non-current liabilities	(168)	(70)
Changes in current assets and liabilities	1,964	9,214

Net cash provided by operating activities	75,426	81,542

Cash flows from investing activities:
Acquisition of WEDGE, net of cash acquired	(313,610)	—
Acquisition of Competition Wireline, net of cash acquired	(26,101)	—
Purchases of property and equipment	(58,936)	(78,519)
Proceeds from insurance recoveries	2,301	—
Purchase of auction rate securities, net	(16,475)	—
Proceeds from sale of property and equipment	1,851	1,817

Net cash used in investing activities	(410,970)	(76,702)

Cash flows from financing activities:
Payments of debt	(32,170)	—
Proceeds from issuance of debt	311,500	—
Debt issuance costs	(3,323)	—
Proceeds from sale of common stock	653	217
Excess tax benefit of stock option exercises	250	73

Net cash provided by financing activities	276,910	290

Net increase (decrease) in cash and cash equivalents	(58,634)	5,130

Beginning cash and cash equivalents	76,703	74,754

Ending cash and cash equivalents	$18,069	$79,884

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007

Drilling Services Division:
Revenues	$109,250	$102,779	$100,041	$209,291	$206,126
Operating costs	64,277	62,388	63,497	127,774	121,578

Drilling services margin (1)	$44,973	$40,391	$36,544	$81,517	$84,548

Average number of drilling rigs	67.0	65.7	67.0	67.0	65.0
Utilization rate	90%	90%	84%	87%	90%
Revenue days	5,603	5,387	5,186	10,789	10,590

Average revenues per day	$19,498	$19,079	$19,291	$19,399	$19,464
Average operating costs per day	11,472	11,581	12,244	11,843	11,480

Drilling services margin per day (2)	$8,026	$7,498	$7,047	$7,556	$7,984

Production Services Division:
Revenues	$43,297	$—	$13,356	$56,653	$—
Operating costs	21,916	—	6,929	28,845	—

Production services margin (1)	$21,381	$—	$6,427	$27,808	$—

EBITDA (3)	$53,366	$35,687	$36,206	$89,572	$76,029

Reconciliation of combined Drilling services margin and Production services margin and EBITDA to net earnings:

Drilling services margin	$44,973	$40,391	$36,544	$81,517	$84,548
Production services margin	21,381	—	6,427	27,808	—

Combined margin	66,354	40,391	42,971	109,325	84,548

General and administrative	(12,150)	(4,724)	(7,722)	(19,872)	(8,547)
Bad debt (expense) recovery	92	—	(135)	(43)	—
Other income (expense)	(930)	20	1,092	162	28

EBITDA	53,366	35,687	36,206	89,572	76,029

Depreciation	(20,580)	(16,098)	(17,119)	(37,699)	(30,834)
Interest income (expense), net	(4,060)	861	(989)	(5,049)	1,742
Income tax expense	(9,609)	(7,362)	(6,250)	(15,859)	(16,631)

Net earnings	$19,117	$13,088	$11,848	$30,965	$30,306

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and

Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings is included in the operating statistics table. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA can be found later in the release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)

						Budget
	Three months ended			Six months ended		Fiscal Year Ending
	June 30,		March 31,	June 30,		December 31,
	2008	2007	2008	2008	2007	2008

Capital expenditures:

Drilling Services Division:
Routine rigs	$3,814	$4,874	$4,007	$7,821	$9,598	$21,200
Discretionary	13,704	9,516	19,014	32,718	21,743	47,600
Tubulars	3	1,858	1,047	1,050	5,447	12,600
New-builds and acquisitions	1,087	35,658	746	1,833	45,145	20,000

Total Drilling Services Division capital expenditures	18,608	51,906	24,814	43,422	81,933	101,400

Average routine rig capital expenditures per revenue day (1)	$681	$905	$773	$725	$906	$998

Production Services Division:
Routine	835	—	108	943	—	2,030
New-builds and acquisitions	6,008	—	3,031	9,039	—	39,800

Total Production Services Division capital expenditures	6,843	—	3,139	9,982	—	41,830

Total capital expenditures	$25,451	$51,906	$27,953	$53,404	$81,933	$143,230

(1)	Average routine rig capital expenditures per revenue day represents the Drilling Services Division’s routine rig capital expenditures divided by the number of revenue days for each period presented.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	14	17

Total	41	28	69

Drilling drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	19	22

Total	41	28	69

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			61
600 HP			4

Total			66

Wireline units			51

Fishing & Rental Tools Inventory			$14 Million

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